Marsh McLennan 1166 Avenue of the Americas New York, New York 10036-2774 212 345 5000 www.marshmclennan.com

NEWS RELEASE	Exhibit 99.1

MARSH McLENNAN REPORTS THIRD QUARTER 2021 RESULTS
GAAP Revenue Increases 16%; Underlying Revenue Rises 13%
Growth in GAAP Operating Income of 37% and Adjusted Operating Income of 19%
Third Quarter EPS Rises to $1.05 from $0.62 and Adjusted EPS Increases 32% to $1.08
Nine Months EPS Rises to $4.56 from $3.21 and Adjusted EPS Increases 28% to $4.82

NEW YORK, October 21, 2021 – Marsh McLennan (NYSE: MMC), the world’s leading professional services firm in the areas of risk, strategy and people, today reported financial results for the third quarter ended September 30, 2021.
Dan Glaser, President and CEO, said: "We delivered another quarter of excellent results. For the second consecutive quarter, underlying growth was at the highest level in over two decades. We grew underlying revenue by 13%, adjusted operating income by 19%, and adjusted EPS by 32%. For the first nine months of 2021, we achieved 10% underlying revenue growth, 21% adjusted operating income growth, and 28% adjusted EPS growth."
"Given the outstanding quarter and year-to-date performance, we are on track for a terrific year."
Consolidated Results
Consolidated revenue in the third quarter of 2021 was $4.6 billion, an increase of 16% compared with the third quarter of 2020. On an underlying basis, revenue increased 13%. Operating income was $740 million, an increase of 37% from the prior year. Adjusted operating income, which excludes noteworthy items as presented in the attached supplemental schedules, rose 19% to $759 million. Net income attributable to the Company was $537 million, or $1.05 per diluted share, compared with $0.62 in the third quarter of 2020. Adjusted earnings per share rose 32% to $1.08 per diluted share compared with $0.82 for the prior year period.

For the nine months ended September 30, 2021, consolidated revenue was $14.7 billion, an increase of 15%, or 10% on an underlying basis compared to the prior period. Operating income was $3.3 billion, an increase of 33% from the prior year period. Adjusted operating income rose 21% to $3.4 billion. Net income attributable to the Company was $2.3 billion. Fully diluted earnings per share was $4.56 compared with $3.21 in the first nine months of 2020. Adjusted earnings per share increased 28% to $4.82 compared with $3.77 for the comparable period in 2020.
Risk & Insurance Services
Risk & Insurance Services revenue was $2.7 billion in the third quarter of 2021, an increase of 17%, or 13% on an underlying basis. Operating income rose 21% to $403 million, and adjusted operating income was $469 million, an increase of 21% from the prior year period. For the nine months ended September 30, 2021, revenue was $9.0 billion, an increase of 16%, or 11% on an underlying basis. Operating income rose 28% to $2.4 billion, and adjusted operating income was $2.5 billion, an increase of 20% from the prior year period.
Marsh's revenue in the third quarter was $2.4 billion, an increase of 13% on an underlying basis. In U.S./Canada, underlying revenue rose 16%. International operations produced underlying revenue growth of 9%, reflecting 12% growth in Latin America, 9% growth in Asia Pacific, and 8% growth in EMEA. For the nine months ended September 30, 2021, Marsh’s underlying revenue growth was 12% compared to the prior period a year ago.
Guy Carpenter's revenue in the third quarter was $314 million, an increase of 15% on an underlying basis. For the nine months ended September 30, 2021, Guy Carpenter’s underlying revenue growth was 10%.
Consulting
Consulting revenue in the third quarter was $1.9 billion, an increase of 13% or 12% on an underlying basis compared to the same period a year ago. Operating income increased 45% to $404 million, and adjusted operating income increased 15% to $350 million. For the first nine months of 2021, revenue was $5.7 billion, an increase of 12%, or an increase of 9% on an underlying basis. Operating income of $1.1 billion increased 36% and adjusted operating income increased 25% to $1.1 billion.
Mercer's revenue was $1.3 billion in the third quarter, an increase of 7% on an underlying basis. Career revenue of $253 million was up 13% on an underlying basis. Wealth revenue of $613 million increased 6% on an underlying basis, and Health revenue of $449 million increased 4% on an underlying basis. For the nine months ended September 30, 2021, Mercer’s revenue was $3.9 billion, an increase of 4% on an underlying basis compared to the same period a year ago.

Oliver Wyman’s revenue was $610 million in the third quarter, an increase of 25% on an underlying basis. For the first nine months ended September 30, 2021, Oliver Wyman’s revenue was $1.8 billion, an increase of 21% on an underlying basis.
Other Items
The Company repurchased 1.9 million shares of stock for $300 million in the third quarter. Through nine months, the Company has repurchased 5.3 million shares for $734 million.
Conference Call
A conference call to discuss third quarter 2021 results will be held today at 8:30 a.m. Eastern time. To participate in the teleconference, please dial +1 866 437 7574. Callers from outside the United States should dial +1 409 220 9376. The access code for both numbers is 4336169. The live audio webcast may be accessed at marshmclennan.com. A replay of the webcast will be available approximately two hours after the event.
About Marsh McLennan
Marsh McLennan (NYSE: MMC) is the world’s leading professional services firm in the areas of risk, strategy and people. The Company’s 81,000 colleagues advise clients in 130 countries. With annual revenue over $19 billion, Marsh McLennan helps clients navigate an increasingly dynamic and complex environment through four market-leading businesses. Marsh provides data-driven risk advisory services and insurance solutions to commercial and consumer clients. Guy Carpenter develops advanced risk, reinsurance and capital strategies that help clients grow profitably and pursue emerging opportunities. Mercer delivers advice and technology-driven solutions that help organizations redefine the world of work, reshape retirement and investment outcomes, and unlock health and well being for a changing workforce. Oliver Wyman serves as a critical strategic, economic and brand advisor to private sector and governmental clients. For more information, visit marshmclennan.com, follow us on LinkedIn and Twitter or subscribe to BRINK.

INFORMATION CONCERNING FORWARD-LOOKING STATEMENTS
This press release contains "forward-looking statements," as defined in the Private Securities Litigation Reform Act of 1995. These statements, which express management's current views concerning future events or results, use words like "anticipate," "assume," "believe," "continue," "estimate," "expect," "intend," "plan," "project" and similar terms, and future or conditional tense verbs like "could," "may," "might," "should," "will" and "would".
Forward-looking statements are subject to inherent risks and uncertainties that could cause actual results to differ materially from those expressed or implied in our forward-looking statements. Factors that could materially affect our future results include, among other things:
•the increasing prevalence of ransomware, supply chain and other forms of cyber attacks, and their potential to disrupt our operations and result in the disclosure of confidential client or company information;
•the impact from lawsuits or investigations arising from errors and omissions, breaches of fiduciary duty or other claims against us in our capacity as a broker or investment advisor;
•increased regulatory activity and scrutiny by regulatory or law enforcement authorities;
•the financial and operational impact of complying with laws and regulations where we operate and the risks of noncompliance with such laws by us or third-party providers, including anti-corruption laws such as the U.S. Foreign Corrupt Practices Act, U.K. Anti-Bribery Act and cybersecurity and data privacy regulations such as the E.U.’s General Data Protection Regulation;
•the impact of COVID-19, including emerging vaccine mandates, on our business operations, results of operations, cash flows and financial position;
•our ability to compete effectively and adapt to changes in the competitive environment, including to respond to technological change, disintermediation, digital disruption and other types of innovation;
•our ability to manage risks associated with our investment management and related services business, particularly in the context of uncertain equity markets, including our ability to execute timely trades in light of increased trading volume and to manage potential conflicts of interest;
•our ability to attract and retain industry leading talent;
•the impact of changes in tax laws, guidance and interpretations, or disagreements with tax authorities; and
•the regulatory, contractual and reputational risks that arise based on insurance placement activities and insurer revenue streams.
The factors identified above are not exhaustive. Marsh McLennan and its subsidiaries operate in a dynamic business environment in which new risks emerge frequently. Accordingly, we caution readers not to place undue reliance on any forward-looking statements, which are based only on information currently available to us and speak only as of the dates on which they are made. The Company undertakes no obligation to update or revise any forward-looking statement to reflect events or circumstances arising after the date on which it is made.
Further information concerning Marsh McLennan and its businesses, including information about factors that could materially affect our results of operations and financial condition, is contained in the Company's filings with the Securities and Exchange Commission, including the "Risk Factors" section and the "Management’s Discussion and Analysis of Financial Condition and Results of Operations" section of our most recently filed Annual Report on Form 10-K.

Marsh & McLennan Companies, Inc.
Consolidated Statements of Income
(In millions, except per share data)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
Revenue	$4,583	$3,968	$14,683	$12,808
Expense:
Compensation and benefits	2,853	2,495	8,520	7,479
Other operating expenses	990	933	2,837	2,834
Operating expenses	3,843	3,428	11,357	10,313
Operating income	740	540	3,326	2,495
Other net benefit credits	69	60	211	187
Interest income	1	1	2	5
Interest expense	(107)	(128)	(335)	(387)
Investment income (loss)	13	(14)	43	(47)
Income before income taxes	716	459	3,247	2,253
Income tax expense	174	139	880	586
Net income before non-controlling interests	542	320	2,367	1,667
Less: Net income attributable to non-controlling interests	5	4	27	25
Net income attributable to the Company	$537	$316	$2,340	$1,642
Net income per share attributable to the Company:
- Basic	$1.06	$0.62	$4.61	$3.25
- Diluted	$1.05	$0.62	$4.56	$3.21
Average number of shares outstanding
- Basic	506	507	508	506
- Diluted	513	512	513	511
Shares outstanding at September 30	505	507	505	507

Marsh & McLennan Companies, Inc.
Supplemental Information - Revenue Analysis
Three Months Ended September 30
(Millions) (Unaudited)
The Company conducts business in 130 countries. As a result, foreign exchange rate movements may impact period-to-period comparisons of revenue. Similarly, certain other items such as acquisitions and dispositions, including transfers among businesses, may impact period-to-period comparisons of revenue. Underlying revenue measures the change in revenue from one period to the next by isolating these impacts.

				Components of Revenue Change*
	Three Months Ended September 30,		% Change GAAP Revenue	Currency Impact	Acquisitions/ Dispositions/ Other Impact	Underlying Revenue
	2021	2020
Risk and Insurance Services
Marsh	$2,352	$2,009	17%	2%	3%	13%
Guy Carpenter	314	274	15%	—	—	15%
Subtotal	2,666	2,283	17%	1%	2%	13%
Fiduciary interest income	4	8
Total Risk and Insurance Services	2,670	2,291	17%	1%	2%	13%
Consulting
Mercer	1,315	1,216	8%	2%	(1)%	7%
Oliver Wyman Group	610	480	27%	1%	—	25%
Total Consulting	1,925	1,696	13%	2%	—	12%
Corporate Eliminations	(12)	(19)
Total Revenue	$4,583	$3,968	16%	2%	1%	13%

Revenue Details
The following table provides more detailed revenue information for certain of the components presented above:

				Components of Revenue Change*
	Three Months Ended September 30,		% Change GAAP Revenue	Currency Impact	Acquisitions/ Dispositions/ Other Impact	Underlying Revenue
	2021	2020
Marsh:
EMEA	$600	$536	12%	4%	—	8%
Asia Pacific	281	254	10%	2%	—	9%
Latin America	105	93	13%	1%	—	12%
Total International	986	883	12%	3%	—	9%
U.S./Canada	1,366	1,126	21%	—	4%	16%
Total Marsh	$2,352	$2,009	17%	2%	3%	13%
Mercer:
Wealth	$613	$566	9%	3%	(1)%	6%
Health	449	430	4%	1%	(1)%	4%
Career	253	220	15%	1%	—	13%
Total Mercer	$1,315	$1,216	8%	2%	(1)%	7%

* Components of revenue change may not add due to rounding.

Marsh & McLennan Companies, Inc.
Supplemental Information - Revenue Analysis
Nine Months Ended September 30
(Millions) (Unaudited)
The Company conducts business in 130 countries. As a result, foreign exchange rate movements may impact period-to-period comparisons of revenue. Similarly, certain other items such as acquisitions and dispositions, including transfers among businesses, may impact period-to-period comparisons of revenue. Underlying revenue measures the change in revenue from one period to the next by isolating these impacts.

				Components of Revenue Change*
	Nine Months Ended September 30,		% Change GAAP Revenue	Currency Impact	Acquisitions/ Dispositions/ Other Impact	Underlying Revenue
	2021	2020
Risk and Insurance Services
Marsh	$7,327	$6,231	18%	3%	3%	12%
Guy Carpenter	1,697	1,534	11%	1%	—	10%
Subtotal	9,024	7,765	16%	3%	2%	11%
Fiduciary interest income	12	40
Total Risk and Insurance Services	9,036	7,805	16%	3%	2%	11%
Consulting
Mercer	3,877	3,616	7%	4%	(1)%	4%
Oliver Wyman Group	1,813	1,458	24%	3%	—	21%
Total Consulting	5,690	5,074	12%	4%	(1)%	9%
Corporate Eliminations	(43)	(71)
Total Revenue	$14,683	$12,808	15%	3%	1%	10%

Revenue Details
The following table provides more detailed revenue information for certain of the components presented above:

				Components of Revenue Change*
	Nine Months Ended September 30,		% Change GAAP Revenue	Currency Impact	Acquisitions/ Dispositions/ Other Impact	Underlying Revenue
	2021	2020
Marsh:
EMEA	$2,233	$1,887	18%	6%	2%	10%
Asia Pacific	902	790	14%	6%	—	9%
Latin America	298	283	5%	(1)%	—	6%
Total International	3,433	2,960	16%	5%	1%	9%
U.S./Canada	3,894	3,271	19%	1%	5%	14%
Total Marsh	$7,327	$6,231	18%	3%	3%	12%
Mercer:
Wealth	$1,861	$1,719	8%	6%	(1)%	4%
Health	1,398	1,348	4%	2%	(1)%	3%
Career	618	549	13%	3%	—	10%
Total Mercer	$3,877	$3,616	7%	4%	(1)%	4%

* Components of revenue change may not add due to rounding.

Marsh & McLennan Companies, Inc.
Reconciliation of Non-GAAP Measures
Three Months Ended September 30
(Millions) (Unaudited)

Overview
The Company reports its financial results in accordance with accounting principles generally accepted in the United States (referred to in this release as in accordance with "GAAP" or "reported" results). The Company also refers to and presents certain additional non-GAAP financial measures, within the meaning of Regulation G under the Securities Exchange Act of 1934. These measures are: adjusted operating income (loss), adjusted operating margin, adjusted income, net of tax and adjusted earnings per share (EPS). The Company has included reconciliations of these non-GAAP financial measures to the most directly comparable financial measure calculated in accordance with GAAP in the following tables.

The Company believes these non-GAAP financial measures provide useful supplemental information that enables investors to better compare the Company’s performance across periods. Management also uses these measures internally to assess the operating performance of its businesses, to assess performance for employee compensation purposes, and to decide how to allocate resources. However, investors should not consider these non-GAAP measures in isolation from, or as a substitute for, the financial information that the Company reports in accordance with GAAP. The Company's non-GAAP measures include adjustments that reflect how management views its businesses, and may differ from similarly titled non-GAAP measures presented by other companies.
Adjusted Operating Income (Loss) and Adjusted Operating Margin
Adjusted operating income (loss) is calculated by excluding the impact of certain noteworthy items from the Company's GAAP operating income (loss). The following tables identify these noteworthy items and reconcile adjusted operating income (loss) to GAAP operating income (loss), on a consolidated and reportable segment basis, for the three and nine months ended September 30, 2021 and 2020. The following tables also present adjusted operating margin. For the three and nine months ended September 30, 2021 and 2020, adjusted operating margin is calculated by dividing the sum of adjusted operating income and identified intangible asset amortization by consolidated or segment adjusted revenue.

	Risk & Insurance Services	Consulting	Corporate/ Eliminations	Total
Three Months Ended September 30, 2021
Operating income (loss)	$403	$404	$(67)	$740
Operating margin	15.1%	21.0%	N/A	16.1%
Add (deduct) impact of noteworthy items:
Restructuring, excluding JLT (a)	7	—	5	12
Changes in contingent consideration (b)	17	1	—	18
JLT integration and restructuring costs (c)	11	9	(1)	19
JLT acquisition-related costs (d)	10	—	1	11
JLT legacy E&O provision (e)	—	(63)	—	(63)
Legal claims and other (f)	21	(1)	2	22
Operating income adjustments	66	(54)	7	19
Adjusted operating income (loss)	$469	$350	$(60)	$759
Total identified intangible amortization expense	$75	$14	$—	$89
Adjusted operating margin	20.4%	18.9%	N/A	18.5%

Three Months Ended September 30, 2020
Operating income (loss)	$333	$278	$(71)	$540
Operating margin	14.5%	16.4%	N/A	13.6%
Add (deduct) impact of noteworthy items:
Restructuring, excluding JLT (a)	—	11	12	23
Changes in contingent consideration (b)	15	1	—	16
JLT integration and restructuring costs (c)	25	14	5	44
JLT acquisition-related costs (d)	15	1	(1)	15
Other	—	1	(1)	—
Operating income adjustments	55	28	15	98
Adjusted operating income (loss)	$388	$306	$(56)	$638
Total identified intangible amortization expense	$75	$16	$—	$91
Adjusted operating margin	20.2%	18.9%	N/A	18.4%

(a) Primarily includes restructuring expenses associated with the Company's global information technology and HR functions and adjustments to restructuring liabilities for future rent under non-cancellable leases.
(b) Primarily includes the change in fair value of contingent consideration related to acquisitions and dispositions measured each quarter.
(c) Includes costs incurred for staff reductions, lease related exit costs, technology and consulting costs related to the Jardine Lloyd Thompson ("JLT") integration.
(d) Reflects retention costs related to the closing of the acquisition of JLT.
(e) Reflects a reduction in the liability for a legacy JLT E&O relating to suitability of advice provided to individuals for defined benefit pension transfers in the U.K., as well as recoveries under indemnities and insurance.

(f) Primarily reflects settlement charges and legal costs related to strategic recruiting.

Marsh & McLennan Companies, Inc.
Reconciliation of Non-GAAP Measures
Nine Months Ended September 30
(Millions) (Unaudited)

	Risk & Insurance Services	Consulting	Corporate/ Eliminations	Total
Nine Months Ended September 30, 2021
Operating income (loss)	$2,413	$1,109	$(196)	$3,326
Operating margin	26.7%	19.5%	N/A	22.7%
Add (deduct) impact of noteworthy items:
Restructuring, excluding JLT (a)	12	8	15	35
Changes in contingent consideration (b)	18	(4)	(3)	11
JLT integration and restructuring costs (c)	38	21	2	61
JLT acquisition-related costs (d)	32	2	1	35
JLT legacy E&O provision (e)	—	(63)	—	(63)
Legal claims and other (f)	27	—	2	29
Disposal of businesses (g)	(52)	3	—	(49)
Operating income adjustments	75	(33)	17	59
Adjusted operating income (loss)	$2,488	$1,076	$(179)	$3,385
Total identified intangible amortization expense	$236	$42	$—	$278
Adjusted operating margin	30.3%	19.6%	N/A	25.0%

Nine Months Ended September 30, 2020
Operating income (loss)	$1,883	$815	$(203)	$2,495
Operating margin	24.1%	16.1%	N/A	19.5%
Add (deduct) impact of noteworthy items:
Restructuring, excluding JLT (a)	2	17	24	43
Changes in contingent consideration (b)	22	(2)	2	22
JLT integration and restructuring costs (c)	125	31	25	181
JLT acquisition-related costs (d)	39	2	—	41
Disposal of business (g)	6	(4)	—	2
Other	5	1	(1)	5
Operating income adjustments	199	45	50	294
Adjusted operating income (loss)	$2,082	$860	$(153)	$2,789
Total identified intangible amortization expense	$222	$43	$—	$265
Adjusted operating margin	29.5%	17.8%	N/A	23.8%

(a) Primarily includes restructuring expenses associated with the Company's global information technology and HR functions and adjustments to restructuring liabilities for future rent under non-cancellable leases. Consulting charges in 2020 reflect severance and real estate exit costs related to the Mercer restructuring program completed in 2020.

(b) Primarily includes the change in fair value of contingent consideration related to acquisitions and dispositions as measured each quarter.
(c) Includes costs incurred for staff reductions, lease related exit costs, technology and consulting costs related to the JLT integration.
(d) Reflects retention costs related to the closing of the acquisition of JLT.
(e) Reflects a reduction in the liability for a legacy JLT E&O relating to suitability of advice provided to individuals for defined benefit pension transfers in the U.K., as well as recoveries under indemnities and insurance.

(f) Primarily reflects settlement charges and legal costs related to strategic recruiting.
(g) Primarily reflects a gain on the sale of the U.K. commercial networks business that provided broking and back-office solutions for small independent brokers during the second quarter of 2021. 2020 reflects net loss on disposal of specialty businesses sold in the U.S., U.K. and Canada, previously acquired as part of the JLT Transaction. These amounts are reflected as an increase or decrease of other revenue, which is reflected as part of revenue in the consolidated statements of income. These items are removed from GAAP revenue in the calculation of adjusted operating margin.

Marsh & McLennan Companies, Inc.
Reconciliation of Non-GAAP Measures
Three and Nine Months Ended September 30
(Millions) (Unaudited)

Adjusted income, net of tax is calculated as the Company's GAAP income from continuing operations, adjusted to reflect the after tax impact of the operating income adjustments in the preceding tables and the additional items listed below. Adjusted EPS is calculated by dividing the Company’s adjusted income, net of tax, by average number of shares outstanding-diluted for the relevant period. The following tables reconcile adjusted income, net of tax to GAAP income from continuing operations and adjusted EPS to GAAP EPS for the three and nine month periods ended September 30, 2021 and 2020.

	Three Months Ended September 30, 2021			Three Months Ended September 30, 2020
	Amount		Adjusted EPS	Amount		Adjusted EPS
Net income before non-controlling interests, as reported		$542			$320
Less: Non-controlling interest, net of tax		5			4
Subtotal		$537	$1.05		$316	$0.62
Operating income adjustments	$19			$98
Investments adjustment (a)	(1)			16
Pension settlement adjustment	2			—
Income tax effect of adjustments (b)	(10)			(12)
Impact of U.K. tax rate change (c)	5			—
		15	0.03		102	0.20
Adjusted income, net of tax		$552	$1.08		$418	$0.82

	Nine Months Ended September 30, 2021			Nine Months Ended September 30, 2020
	Amount		Adjusted EPS	Amount		Adjusted EPS
Net income before non-controlling interests, as reported		$2,367			$1,667
Less: Non-controlling interest, net of tax		27			25
Subtotal		$2,340	$4.56		$1,642	$3.21
Operating income adjustments	$59			$294
Investments adjustment (a)	(2)			42
Pension settlement adjustment	2			—
Income tax effect of adjustments (b)	(31)			(50)
Impact of U.K. tax rate change (c)	105			—
		133	0.26		286	0.56
Adjusted income, net of tax		$2,473	$4.82		$1,928	$3.77

(a) Represents mark-to-market gains in 2021 and losses in 2020, primarily related to the Company’s investment in Alexander Forbes ("AF").
(b) For items with an income tax impact, the tax effect was calculated using an effective tax rate based on the tax jurisdiction for each item.
(c) Reflects the re-measurement of the Company's U.K. deferred tax assets and liabilities upon enactment of legislation that increased the corporate income tax rate applicable to U.K. based entities from 19% to 25%, effective April 1, 2023.

Marsh & McLennan Companies, Inc.
Supplemental Information
Three and Nine Months Ended September 30
(Millions) (Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
Consolidated
Compensation and benefits	$2,853	$2,495	$8,520	$7,479
Other operating expenses	990	933	2,837	2,834
Total expenses	$3,843	$3,428	$11,357	$10,313

Depreciation and amortization expense	$90	$94	$291	$282
Identified intangible amortization expense	89	91	278	265
Total	$179	$185	$569	$547

Stock option expense	$4	$4	$29	$25

Risk and Insurance Services
Compensation and benefits	$1,634	$1,400	$4,876	$4,234
Other operating expenses	633	558	1,747	1,688
Total expenses	$2,267	$1,958	$6,623	$5,922

Depreciation and amortization expense	$44	$49	$152	$146
Identified intangible amortization expense	75	75	236	222
Total	$119	$124	$388	$368

Consulting
Compensation and benefits	$1,103	$980	$3,287	$2,911
Other operating expenses	418	438	1,294	1,348
Total expenses	$1,521	$1,418	$4,581	$4,259

Depreciation and amortization expense	$29	$29	$87	$86
Identified intangible amortization expense	14	16	42	43
Total	$43	$45	$129	$129

Marsh & McLennan Companies, Inc.
Consolidated Balance Sheets
(Millions)

	(Unaudited) September 30, 2021	December 31, 2020
ASSETS
Current assets:
Cash and cash equivalents	$1,398	$2,089
Net receivables	5,624	5,326
Other current assets	855	740
Total current assets	7,877	8,155

Goodwill and intangible assets	18,235	18,216
Fixed assets, net	824	856
Pension related assets	1,935	1,768
Right of use assets	1,899	1,894
Deferred tax assets	692	702
Other assets	1,520	1,458
TOTAL ASSETS	$32,982	$33,049

LIABILITIES AND EQUITY
Current liabilities:
Short-term debt	$516	$517
Accounts payable and accrued liabilities	2,833	3,050
Accrued compensation and employee benefits	2,365	2,400
Current lease liabilities	339	342
Accrued income taxes	333	247
Dividends payable	273	—
Total current liabilities	6,659	6,556

Fiduciary liabilities	10,408	8,585
Less - cash and investments held in a fiduciary capacity	(10,408)	(8,585)
	—	—
Long-term debt	10,228	10,796
Pension, post-retirement and post-employment benefits	2,387	2,662
Long-term lease liabilities	1,900	1,924
Liabilities for errors and omissions	356	366
Other liabilities	1,564	1,485

Total equity	9,888	9,260
TOTAL LIABILITIES AND EQUITY	$32,982	$33,049

Marsh & McLennan Companies, Inc.
Consolidated Statements of Cash Flows
(Millions) (Unaudited)

	Nine Months Ended
	September 30,
	2021	2020
Operating cash flows:
Net income before non-controlling interests	$2,367	$1,667
Adjustments to reconcile net income to cash used for operations:
Depreciation and amortization	569	547
Non cash lease expense	241	241
Share-based compensation expense	263	219
Net (gain) loss on investments, disposition of assets and other	(89)	48

Changes in Assets and Liabilities:
Accrued compensation and employee benefits	(53)	(431)
Net receivables	(336)	77
Other changes to assets and liabilities	(299)	135
Contributions to pension and other benefit plans in excess of current year credit	(282)	(240)
Operating lease liabilities	(262)	(254)
Effect of exchange rate changes	(45)	(10)
Net cash provided by operations	2,074	1,999
Financing cash flows:
Purchase of treasury shares	(734)	—
Borrowings from term-loan and credit facilities	—	1,000
Proceeds from issuance of debt	—	737
Repayments of debt	(512)	(1,011)
Net issuance of common stock from treasury shares	16	(33)
Net distributions of non-controlling interests and deferred/contingent consideration	(66)	(154)
Dividends paid	(750)	(702)
Net cash used for financing activities	(2,046)	(163)
Investing cash flows:
Capital expenditures	(268)	(278)
Net (purchase) sale of long-term investments and other	(4)	98
Dispositions	84	93
Acquisitions	(401)	(559)
Net cash used for investing activities	(589)	(646)
Effect of exchange rate changes on cash and cash equivalents	(130)	43
(Decrease) increase in cash and cash equivalents	(691)	1,233
Cash and cash equivalents at beginning of period	2,089	1,155
Cash and cash equivalents at end of period	$1,398	$2,388